As filed with the Securities and Exchange Commission on March 5, 2013

Registration No. 333-174462

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BCD Semiconductor Manufacturing Limited

(Exact name of Registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

No. 1600, ZiXing Road

Shanghai ZiZhu Science-based Industrial Park

200241

People’s Republic of China

Telephone: (+86-21) 2416-2266

(Address of principal executive offices, including zip code)

BCD Semiconductor Manufacturing Limited Fifth Amended and Restated 2002 Share Plan and

BCD Semiconductor Manufacturing Limited 2010 Equity Incentive Plan

(Full titles of the plans)

National Corporate Research, Ltd.

10 East 40th Street, 10th Floor

New York, New York 10016

(212) 947-7200

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Carmen Chang, Esq.

Eva H. Wang, Esq.

Covington & Burling LLP

333 Twin Dolphin Drive, Suite 700

Redwood Shores, CA 94065

(650) 632-4700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-174462) (the “Registration Statement”) of BCD Semiconductor Manufacturing Limited (the “Registrant”), which was filed with the Securities and Exchange Commission (the “Commission”) on May 25, 2011, to register 29,636,764 ordinary shares, par value $0.001 per share, of the Registrant (the “Shares”) for offer or sale pursuant to the Registrant’s Fifth Amended and Restated 2002 Share Plan and 2010 Equity Incentive Plan.

On December 26, 2012, the Registrant, Diodes Incorporated (“Diodes”) and Diodes Cayman Islands Company Limited (“Merger Sub”) entered into an agreement and plan of merger (the “Merger Agreement”), which was approved by the shareholders of the Registrant at a duly convened extraordinary general meeting on February 28, 2013. The Registrant and Merger Sub subsequently filed a plan of merger with the Cayman Islands Companies Registrar on March 5, 2013, as a result of which Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving company after the merger as a wholly owned subsidiary of Diodes. In connection with this merger, all outstanding options to purchase Shares as of March 5, 2013 have been cancelled as of March 5, 2013. In accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement which remain unsold at the termination of the offering, the Registrant hereby files this Amendment to remove from registration all Shares registered under the Registration Statement that remained unsold as of the date of this Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood Shores, California on March 5, 2013.

BCD SEMICONDUCTOR MANUFACTURING LIMITED

By:	/s/ Chieh Chang
	Name:	Chieh Chang
	Title:	Chief Executive Officer

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Amendment in Redwood Shores, California on March 5, 2013.

Chieh Chang

By:	/s/ Chieh Chang
	Name:	Chieh Chang
	Title:	Chief Executive Officer